Exhibit 99.1

For Immediate Release

Not for Release, Distribution or Publication in or into Italy

Samsonite Announces Extension of Tender Offers for 8-7/8% Senior Subordinated Notes due 2011 and Floating Rate Senior Notes due 2010

DENVER, December 20, 2006 — SAMSONITE CORPORATION (OTC Bulletin Board: SAMC) (“Samsonite”) announced today that it has extended the expiration date of its previously announced offers to purchase (the “Offers”) any and all of the $164,970,000 outstanding 8-7/8% Senior Subordinated Notes due 2011 (the “Senior Subordinated Notes”) and Euro 100,000,000 outstanding Floating Rate Senior Notes due 2010 (the “Floating Rate Notes” and, together with the Senior Subordinated Notes, the “Notes”).  The Offers and the related consent solicitations are described in Samsonite’s Offers to Purchase and Consent Solicitation Statement, dated November 20, 2006 (the “Statement”).

As of December 20, 2006, $164,710,000 in aggregate principal amount, or approximately 99.84% of the outstanding Senior Subordinated Notes, and Euro 85,254,000 in aggregate principal amount, or approximately 85.25% of the outstanding Floating Rate Notes have been validly tendered.

As a result of the extension, the Offers will now expire at 9:00 a.m., New York City time, on December 21, 2006, unless further extended.

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Samsonite is one of the world’s largest manufacturers and distributors of luggage and markets luggage, casual bags, business cases and travel-related products under brands such as SAMSONITE(R) Black Label, SAMSONITE(R), AMERICAN TOURISTER(R), LACOSTE(R) and TIMBERLAND(R).

Offer Restrictions

United Kingdom.  Each offer has been issued by and is the sole responsibility of Samsonite and is only for circulation to Holders and other persons in the United Kingdom to whom it may lawfully be communicated in accordance with the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, any person satisfying this criteria being referred to as a “relevant person”.  This communication may not be acted upon in the United Kingdom by anyone who is not a relevant person.

Republic of Italy.  Neither the offer nor any of the information contained herein constitutes an offer or an invitation to offer to sell or a promotional message of any form to any person (natural or legal) resident in the Republic of Italy to purchase, exchange or acquire the Notes, within the meaning of articles 1, lett. (v), and 102. ff, of Legislative Decree February 24, 1998, n. 58.  Neither offer is being made and will be made, directly or indirectly, in or into, whether by mail or by any means or other instrument (including, without limitation, telephonically or electronically) or any facility of a national securities exchange publicly or privately available in the Republic of Italy.  An offer to sell should not be made pursuant to the offers by any such use, means, instrument or facility or from within the Republic of Italy.  Doing so may render invalid any purported offer to sell.  Accordingly, copies of this Statement and any related documents should not be mailed or otherwise forwarded, distributed or sent in, into or from the Republic of Italy and persons receiving such documents must not forward, distribute or send them in, into or from the Republic of Italy.  Therefore, Holders are hereby notified that, to the extent such Holders are Italian residents or are located in the Republic of Italy, the offers are not available to them and, as such, any acceptance instruction on whatever form received from such person shall be void.  Any person who may have a legal or contractual obligation to forward this Statement and any related offer documents in the Republic of Italy should read this Statement before doing so.  No prospectus will be lodged with, or registered by, the Commissione Nazionale per le Societa e la Borsa (CONSOB) in respect of the offer.  Accordingly, neither this Statement nor any other material relating to the offer may be distributed or made available in the Republic of Italy.

Belgium.  In Belgium, the offers are not, directly or indirectly, being made to, or for the account of, any person other than to professional or institutional investors referred in article 3, 2 of the Belgian royal decree of July 7, 1999 on the public character of financial operations, each acting on its own account.  This Statement has not been and will not be submitted to nor approved by the Belgian Banking, Finance and Insurance Commission (Commission Bancaire, Financiere et des Assurances/Commissie voor het bank, Financie en Assurantiewezen) and, accordingly, may not be used in connection with any offer in Belgium except as may otherwise be permitted by law.

France.  The offers are not being made and will not be made, directly or indirectly, to the public in the Republic of France.  Only (i) qualified investors (investisseurs qualifies) and/or (ii) a restricted group of investors on the condition that they will invest for their own account (cercle restraint d’investisseurs) all as defined and in accordance with Article L. 4111-2 of the French Code Monetaire et Financier and decree no. 98-880 dated 1 October 1998 are eligible to accept the offers in France.

SOURCE:  Samsonite Corporation

CONTACT:

Floating Rate Notes, Deutsche Bank AG, London Branch, +44 (20) 7545 8011 (collect); or Senior Subordinated Notes, Merrill Lynch & Co., +1-212-449-4914 (collect), or toll-free, +1-888-ML4-TNDR; or requests for documentation, Global Bondholder Services Corp., +1-212-430-3774, or toll-free, +1-866-807-2200, all for Samsonite Corporation.